As filed with the Securities and Exchange Commission on March 27, 2007
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3432319 (I.R.S. Employer Identification Number)

8 Cambridge Center
Cambridge, Massachusetts 02142
(617) 444-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Sagan
President and Chief Executive Officer
8 Cambridge Center
Cambridge, Massachusetts 02142
(617) 444-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Melanie Haratunian, Esq. Akamai Technologies, Inc. 8 Cambridge Center Cambridge, Massachusetts 02142 Telephone: (617) 444-3000 Telecopy: (617) 444-3001	Susan W. Murley, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount	Proposed Maximum	Proposed Maximum	Amount of
securities to be registered	to be Registered	Offering Price Per Unit (1)	Aggregate Offering Price (1)	Registration Fee
Common Stock, $0.01 par value per share (including the associated Series A Junior Participating Preferred Stock purchase rights)	2,785,034	$51.09	$142,287,388	$4,369

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Global Select Market on March 26, 2007.

AKAMAI TECHNOLOGIES, INC.
2,785,034 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by Akamai Technologies, Inc. or Akamai, to the former stockholders, or selling stockholders, of Netli, Inc., a Delaware corporation, in connection with our acquisition of that company.
We will not receive any proceeds from the sale of the shares offered by this prospectus.
The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
Our common stock is traded on The Nasdaq Global Select Market under the symbol “AKAM.” On March 26, 2007, the closing sale price of our common stock on Nasdaq was $51.44 per share. You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2007.

     In this prospectus, unless the context otherwise requires, references to “Akamai,” “we,” “us” and “our” refer to Akamai Technologies, Inc. and its subsidiaries. Akamai, EdgeSuite, EdgeComputing and FreeFlow are registered trademarks of Akamai Technologies, Inc. in the United States and/or other countries. All other trademarks or trade names referred to in this prospectus or in the documents that we incorporate by reference into this prospectus are the property of their respective owners.
     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY
     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”
AKAMAI TECHNOLOGIES, INC.
Akamai provides services for accelerating and improving the delivery of content and applications over the Internet from live and on-demand streaming videos to conventional content on web pages to tools that help people transact business. Our solutions are designed to help businesses, government agencies and other enterprises enhance their revenue streams and reduce costs by maximizing the performance of their online businesses. By advancing the performance and reliability of their websites, our customers can improve visitor experiences and increase the effectiveness of their Web-based campaigns and operations. Through the Akamai EdgePlatform, the technological platform for Akamai’s business solutions, our customers are able to utilize Akamai’s infrastructure and reduce expenses associated with internal infrastructure build-ups.
We have been offering content delivery services and streaming media services since 1999. In subsequent years, we have introduced technology that enables Web-based delivery of applications, such as store/dealer locators and user registration, over our network; content targeting technology; enhanced security features; and analytical tools that provide our customers with information about visitors to their websites. During 2005, we began commercial sales of our Web Application Accelerator service, which is designed to improve the performance of Web- and IP-based applications through a combination of dynamic caching, compression of large packets, routing and connection optimization.
Significant developments for us in 2006 included J.D. Sherman becoming our Chief Financial Officer in March. In June 2006, we formally introduced our suite of Dynamic Site Solutions, which are designed to accelerate delivery of business-to-consumer websites that integrate rich, collaborative content and applications into their online architecture. In December 2006, we acquired Nine Systems Corporation, or Nine Systems, which has allowed us to offer additional rich media management tools such as publishing and digital rights management. In March 2007, we acquired Netli, Inc. We expect that this acquisition will enhance our application acceleration solutions, which are designed to improve the performance of web- and other internet-based applications.
We were incorporated in Delaware in 1998. Our principal executive offices are located at 8 Cambridge Center, Cambridge, Massachusetts 02142, our telephone number at that address is (617) 444-3000 and our Internet address is www.akamai.com. The information on our Internet website is not incorporated by reference in this prospectus nor is any of the information that can be accessed through links contained on our website, and you should not consider it or any information that can be accessed through it to be a part of this document. Our website address is included as an inactive textual reference only.
THE OFFERING

Common Stock offered by selling stockholders	2,785,034 shares

Use of proceeds	We will not receive any proceeds from the sale of shares in this offering

Nasdaq Global Select Market symbol	AKAM

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.
The markets in which we operate are highly competitive, and we may be unable to compete successfully against new entrants with innovative approaches and established companies with greater resources.
     We compete in markets that are intensely competitive, highly fragmented and rapidly changing. We have experienced and expect to continue to experience increased competition. Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. Some of our existing resellers are potential competitors. If one or more resellers that generate substantial revenues for us were to terminate our relationship and become a competitor or a reseller for a competitor, our business could be adversely affected. Other competitors may attract customers by offering less-sophisticated versions of services than we provide at lower prices than those we charge. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Some of our current or potential competitors may bundle their offerings with other services, software or hardware in a manner that may discourage website owners from purchasing any service we offer. Increased competition could result in price and revenue reductions, loss of customers and loss of market share, which could materially and adversely affect our business, financial condition and results of operations.
     In addition, potential customers may decide to purchase or develop their own hardware, software and other technology solutions rather than rely on an external provider like Akamai. As a result, our competitors include hardware manufacturers, software companies and other entities that offer Internet-related solutions that are not service-based. It is an important component of our growth strategy to educate enterprises and government agencies about our services and convince them to entrust their content and applications to an external service provider, and Akamai in particular. If we are unsuccessful in such efforts, our business, financial condition and results of operations could suffer.
If we are unable to sell our services at acceptable prices relative to our costs, our business and financial results are likely to suffer.
     Prices we have been charging for some of our services have declined in recent years. We expect that this decline may continue in the future as a result of, among other things, existing and new competition in the markets we serve. Consequently, our historical revenue rates may not be indicative of future revenues based on comparable traffic volumes. In addition, our operating expenses have increased on an absolute basis in each of 2004, 2005 and 2006. If we are unable to sell our services at acceptable prices relative to our costs or if we are unsuccessful with our strategy of selling additional services and features to our existing content delivery customers, our revenues and gross margins will decrease, and our business and financial results will suffer.
Failure to increase our revenues and keep our expenses consistent with revenues could prevent us from maintaining profitability at recent levels or at all.
     The year ended December 31, 2004 was the first fiscal year during which we achieved profitability as measured in accordance with accounting principles generally accepted in the United States of America. We have large fixed expenses, and we expect to continue to incur significant bandwidth, sales and marketing, product development, administrative and other expenses. Therefore, we will need to generate higher revenues to maintain profitability at recent levels or at all. There are numerous factors that could, alone or in combination with other factors, impede our ability to increase revenues and/or moderate expenses, including:

•	failure to increase sales of our core services;

•	significant increases in bandwidth costs or other operating expenses;

•	market pressure to decrease our prices;

•	any failure of our current and planned services and software to operate as expected;

•	loss of any significant customers or loss of existing customers at a rate greater than we increase our number of new customers or our sales to existing customers;

•	unauthorized use or access to content delivered over our network or network failures;

•	failure of a significant number of customers to pay our fees on a timely basis or at all or failure to continue to purchase our services in accordance with their contractual commitments; and

•	inability to attract high-quality customers to purchase and implement our current and planned services.
As part of our business strategy, we have entered into and may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.
     On March 13, 2007, we completed our acquisition of Netli, and in December 2006 and June 2005 we completed our acquisitions of Nine Systems Corporation, or Nine Systems, and Speedera Networks, Inc., or Speedera, respectively. We may seek to enter into additional business combinations or acquisitions in the future. Acquisitions are typically accompanied by a number of risks, including the difficulty of integrating the operations and personnel of the acquired companies, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition and potential unknown liabilities associated with acquired businesses. Any inability to integrate completed acquisitions in an efficient and timely manner could have an adverse impact on our results of operations. If we are not successful in completing acquisitions that we may pursue in the future, we may incur substantial expenses and devote significant management time and resources without a productive result. In addition, future acquisitions could require use of substantial portions of our available cash or, as in the Netli, Nine Systems and Speedera acquisitions, dilutive issuances of securities.
Future changes in financial accounting standards may adversely affect our reported results of operations.
     A change in accounting standards can have a significant effect on our reported results. New accounting pronouncements and interpretations of accounting pronouncements have occurred and may occur in the future. These new accounting pronouncements may adversely affect our reported financial results. For example, beginning in 2006, under Statement of Financial Accounting Standards No. 123(R) “Share Based Payment”, or SFAS No. 123(R), we are required to account for our stock-based awards as a compensation expense and, as a result, our net income and net income per share in subsequent periods has been significantly reduced. Previously, we recorded stock-based compensation expense only in connection with option grants that have an exercise price below fair market value at the time they were granted.
     For option grants that have an exercise price at fair market value, we calculated compensation expense and disclosed its impact on net income (loss) and net income (loss) per share, as well as the impact of all stock-based compensation expense in a footnote to the consolidated financial statements. SFAS No. 123(R) required us to adopt the new accounting provisions beginning in our first quarter of 2006, and requires us to expense stock-based awards, including shares issued under our employee stock purchase plan, stock options, restricted stock, deferred stock units and restricted stock units, as compensation cost. As a result, our earnings per share is likely to be significantly lower in the future even if our revenues increase.
If we are unable to develop new services and enhancements to existing services, and if we fail to predict and respond to emerging technological trends and customers’ changing needs, our operating results may suffer.

     The market for our services is characterized by rapidly changing technology, evolving industry standards and new product and service introductions. Our operating results depend on our ability to develop and introduce new services into existing and emerging markets. The process of developing new technologies is complex and uncertain; we must commit significant resources to developing new services or enhancements to our existing services before knowing whether our investments will result in services the market will accept. Furthermore, we may not execute successfully our technology initiatives because of errors in planning or timing, technical hurdles that we fail to overcome in a timely fashion, misunderstandings about market demand or a lack of appropriate resources. Failures in execution or market acceptance of new services we introduce could result in competitors providing those solutions before we do and, consequently, loss of market share, revenues and earnings.
Any unplanned interruption in the functioning of our network or services could lead to significant costs and disruptions that could reduce our revenues and harm our business, financial results and reputation.
     Our business is dependent on providing our customers with fast, efficient and reliable distribution of application and content delivery services over the Internet. For our core services, we currently provide a standard guarantee that our networks will deliver Internet content 24 hours a day, 7 days a week, 365 days a year. If we do not meet this standard, our customer does not pay for all or a part of its services on that day. Our network or services could be disrupted by numerous events, including natural disasters, unauthorized access to our servers, failure or refusal of our third-party network providers to provide the necessary capacity, power losses and intentional disruptions of our services, such as disruptions caused by software viruses or attacks by unauthorized users. Although we have taken steps to prevent such disruptions, there can be no assurance that attacks by unauthorized users will not be attempted in the future, that our enhanced security measures will be effective or that a successful attack would not be damaging. Any widespread interruption of the functioning of our network or services would reduce our revenues and could harm our business, financial results and reputation.
Because our services are complex and are deployed in complex environments, they may have errors or defects that could seriously harm our business.
     Our services are highly complex and are designed to be deployed in and across numerous large and complex networks. From time to time, we have needed to correct errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our services. We may not have in place adequate quality assurance procedures to ensure that we detect errors in our software in a timely manner. If we are unable to efficiently fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, we could experience loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers.
We may have insufficient transmission and server capacity, which could result in interruptions in our services and loss of revenues.
     Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. In addition, our distributed network must be sufficiently robust to handle all of our customers’ traffic. We believe that we have access to adequate capacity to provide our services; however, there can be no assurance that we are adequately prepared for unexpected increases in bandwidth demands by our customers. In addition, the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers. If we are unable to obtain transmission capacity on terms commercially acceptable to us or at all, our business and financial results could suffer. We may not be able to deploy on a timely basis enough servers to meet the needs of our customer base or effectively manage the functioning of those servers. In addition, damage or destruction of, or other denial of access to, a facility where our servers are housed could result in a reduction in, or interruption of, service to our customers.
If the estimates we make, and the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may be adversely affected.

     Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments about, among other things, taxes, revenue recognition, stock-based compensation costs, capitalization of internal-use software, contingent obligations, doubtful accounts, intangible assets and restructuring charges. These estimates and judgments affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us, such as those made in connection with our restructuring charges, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances and at the time they are made. If our estimates or the assumptions underlying them are not correct, we may need to accrue additional charges that could adversely affect our results of operations, which in turn could adversely affect our stock price.
If we are unable to retain our key employees and hire qualified sales and technical personnel, our ability to compete could be harmed.
     Our future success depends upon the continued services of our executive officers and other key technology, sales, marketing and support personnel who have critical industry experience and relationships that they rely on in implementing our business plan. There is increasing competition for talented individuals in the areas in which our primary offices are located. This affects both our ability to retain key employees and hire new ones. None of our officers or key employees is bound by an employment agreement for any specific term. The loss of the services of any of our key employees could delay the development and introduction of, and negatively impact our ability to sell, our services.
If our license agreement with MIT terminates, our business could be adversely affected.
     We have licensed technology from MIT covered by various patents, patent applications and copyrights relating to Internet content delivery technology. Some of our core technology is based in part on the technology covered by these patents, patent applications and copyrights. Our license is effective for the life of the patents and patent applications; however, under limited circumstances, such as a cessation of our operations due to our insolvency or our material breach of the terms of the license agreement, MIT has the right to terminate our license. A termination of our license agreement with MIT could have a material adverse effect on our business.
We may need to defend our intellectual property and processes against patent or copyright infringement claims, which would cause us to incur substantial costs.
     Other companies or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services or develop new services, which could make it more difficult for us to increase revenues and improve or maintain profitability. Companies holding Internet-related patents or other intellectual property rights are increasingly bringing suits alleging infringement of such rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and require us to do one or more of the following:
•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign products or services.
     If we are forced to take any of these actions, our business may be seriously harmed. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and operating results could be materially adversely affected.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.
     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have previously brought lawsuits against entities that we believe are infringing on our intellectual property rights. Such lawsuits can be expensive and require a significant amount of attention of our management and technical personnel, and the outcomes are unpredictable. These legal protections afford only limited protection. Monitoring unauthorized use of our services is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. Furthermore, we cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.
We face risks associated with international operations that could harm our business.
     We have operations in several foreign countries and may continue to expand our sales and support organizations internationally. Such expansion could require us to make significant expenditures. We are increasingly subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycle and require significant management attention. These risks include:
•	increased expenses associated with marketing services in foreign countries;

•	currency exchange rate fluctuations;

•	unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

•	interpretations of laws or regulations that would subject us to regulatory supervision or, in the alternative, require us to exit a country, which could have a negative impact on the quality of our services or our results of operations;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable; and

•	potentially adverse tax consequences.
Any failure to meet our debt obligations would damage our business.
     We have long-term debt. As of December 31, 2006, our total long-term debt was $200.0 million. If we are unable to remain profitable or if we use more cash than we generate in the future, our level of indebtedness could adversely affect our future operations by increasing our vulnerability to adverse changes in general economic and industry conditions and by limiting or prohibiting our ability to obtain additional financing for future capital expenditures, acquisitions and general corporate and other purposes. In addition, if we are unable to make interest or principal payments when due, we would be in default under the terms of our long-term debt obligations, which would result in all principal and interest becoming due and payable which, in turn, would seriously harm our business.
Internet-related and other laws could adversely affect our business.
     Laws and regulations that apply to communications and commerce over the Internet are becoming more prevalent. In particular, the growth and development of the market for online commerce has prompted calls for more stringent tax, consumer protection and privacy laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online or providing Internet-related services such as ours. This could negatively affect both our business directly as well as the businesses of our customers, which could reduce their demand for our services. Tax laws that might apply to our servers, which are located in many different jurisdictions, could require us to pay additional taxes that would adversely affect our continued profitability. We have recorded certain tax reserves to address potential exposures involving our sales and use and franchise tax positions. These potential tax liabilities result from the varying application of statutes, rules, regulations and interpretations by different jurisdictions. Our reserves, however, may not be adequate to reflect our total actual liability. Internet-related laws remain largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet or our operations, or interpretations of existing law, could adversely affect our business.
Provisions of our charter documents, our stockholder rights plan and Delaware law may have anti-takeover effects that could prevent a change in control even if the change in control would be beneficial to our stockholders.
     Provisions of our amended and restated certificate of incorporation, amended and restated by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, our Board of Directors has adopted a stockholder rights plan the provisions of which could make it more difficult for a potential acquirer of Akamai to consummate an acquisition transaction without the approval of our Board of Directors.
Our stock price has been volatile.
     The market price of our common stock has been volatile. Trading prices may continue to fluctuate in response to a number of events and factors, including the following:
•	quarterly variations in operating results and announcements of innovations;

•	new products, services and strategic developments by us or our competitors;

•	business combinations and investments by us or our competitors;

•	variations in our revenue, expenses or profitability;

•	changes in financial estimates and recommendations by securities analysts;

•	failure to meet the expectations of public market analysts;

•	performance by other companies in our industry; and

•	geopolitical conditions such as acts of terrorism or military conflicts.
     Any of these events may cause the price of our shares to fall. In addition, the stock market in general and the market prices for technology companies in particular have experienced significant volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of our shares, regardless of our operating performance.
If we are required to seek additional funding, such funding may not be available on acceptable terms or at all.
     If our revenues decrease or grow more slowly than we anticipate, if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, or if we seek to acquire significant businesses or technologies, we may need to obtain funding from outside sources. If we are unable to obtain this funding, our business would be materially and adversely affected. In addition, even if we were to find outside funding sources, we might be required to issue securities with greater rights than the securities we have outstanding today. We might also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. In addition, we may not be able to raise any additional capital.

A class action lawsuit has been filed against us and an adverse resolution of such action could have a material adverse effect on our financial condition and results of operations in the period in which the lawsuit is resolved.
     We are named as a defendant in a purported class action lawsuit filed in 2001 alleging that the underwriters of our initial public offering received undisclosed compensation in connection with our initial public offering of common stock in violation of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. See Item 3 of Part I of our annual report on Form 10-K for the year ended December 31, 2006 for more information. Any conclusion of these matters in a manner adverse to us could have a material adverse affect on our financial position and results of operations.
We may become involved in other litigation that may adversely affect us.
     In the ordinary course of business, we are or may become involved in litigation, administrative proceedings and governmental proceedings. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS
     We are filing the registration statement of which this prospectus is a part to permit the holders of shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We will not receive any of the proceeds from the resale of the shares from time to time by such holders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
SELLING STOCKHOLDERS
     We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Netli on March 13, 2007. The following table sets forth, to our knowledge, certain information about the selling stockholders as of March 26, 2007.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after March 13, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock		Number of Shares	Shares of Common Stock to be
	Beneficially Owned Prior to		of Common Stock	Beneficially Owned After
Name of Selling Stockholder	Offering (1)		Being Offered	Offering (1)(2)
	Number	Percentage		Number	Percentage
Adam J. Grove	47,516	*	31,900	0	*
Alan Lee Harris	173	*	173	0	*
Alexei Genrikh Tumarkin	9,074	*	9,074	0	*
Alta California Partners II, L.P. (3)	261,727	*	261,727	0	*
Alta California Partners II, L.P.- New Pool (4)	26,601	*	26,601	0	*
Alta Embarcadero Partners II, LLC (5)	3,306	*	3,306	0	*
Amy Wellersdick	45	*	45	0	*
Ariane Flieger	431	*	431	0	*
Bessec Ventures V L.P. (6)	165,626	*	165,626	0	*
Bessemer Venture Investors III L.P. (6)	27,985	*	27,985	0	*
Bessemer Venture Partners V L.P. (6)	146,877	*	146,877	0	*
BIP 2001 L.P. (6)	55,970	*	55,970	0	*
BVE 2001 (Q) LLC (6)	65,916	*	65,916	0	*
BVE 2001 LLC (6)	4,047	*	4,047	0	*
Charles L. Foreman (17)	344	*	344	0	*
Christoph Weber (17)	836	*	836	0	*
Clarence Kam	262	*	262	0	*
Dennis M. Jonas (17)	615	*	615	0	*
Dmitry Sergeevich Kohmanyuk	127	*	127	0	*
Edward Miller	203	*	203	0	*
Fredrick George Link (17)	615	*	615	0	*
GGV II Entrepreneurs Fund L.P. (7)	9,816	*	9,816	0	*
Granite Global Ventures II L.P. (7)	469,018	*	469,018	0	*
Igor Sviridov	428	*	428	0	*
Janine Roth Trust (11)	652	*	652	0	*
Jay Jonekait (15)	4,326	*	4,326	0	*
Joe Rouvier	604	*	604	0	*
Joe Siauw	110	*	110	0	*
John Zoglin	1,591	*	1,591	0	*
Jonekait Family Trust (12)	4,041	*	4,041	0	*
Joseph M. Gang, Jr.	2,433	*	2,433	0	*
Karl-Eliv Hallin (17)	2,248	*	2,248	0	*
Kirill Pertsev	190	*	190	0	*
LeapFrog Ventures, L.P. (8)	212,010	*	212,010	0	*
Lev Valkin	741	*	741	0	*
Maxim A. Ossipov	32,638	*	32,638	0	*
Michael E. Wolf	475	*	475	0	*
Michael J. Myers	3,361	*	3,361	0	*
Michael Kharitonov	106,685	*	95,356	0	*
Michael Stuart Pliner	4,542	*	4,542	0	*
Mikhail Shoykher	42	*	42	0	*
Morgenthaler Partners VII, L.P. (9)	466,422	*	466,422	0	*
Netsoft Associates (13)	97	*	97	0	*
Nokia Venture Partners II L.P. (16)	251,728	*	251,728	0	*
NVP II Affiliates Fund, L.P. (16)	2,790	*	2,790	0	*
Oleg Polyakov	252	*	252	0	*
Petra Pino	61	*	61	0	*
Petranka Parina (17)	706	*	706	0	*
Reed Elsevier Ventures 2004 Partnership L.P. (10)	403,361	*	403,361	0	*
Robert Baker (17)	652	*	652	0	*
Roderick Franada	62	*	62	0	*
Suresh Yanamadala	5,176	*	5,176	0	*
The Forkish Family Revocable Trust dated 7.31.01 (14)	685	*	685	0	*
Tony Scott	207	*	207	0	*
Vitaly Luban	122	*	122	0	*
Yefim Neizvestny (17)	589	*	326	0	*
Unknown	5,085	*	5,085	0	*

*	Less than one percent.

(1)	Approximately 39% of the shares represented are held in escrow as security for certain indemnification obligations of Netli and to secure funds to reimburse the Representative of the former Netli stockholders for fees and expenses incurred in connection with the performance of his obligations, each under the terms of the Agreement and Plan of Merger, dated February 2, 2007, governing Akamai’s acquisition of Netli and a related Escrow Agreement. Unless required to be returned to Akamai under the terms and conditions of the Agreement and Plan of Merger and the Escrow Agreement, these shares are eligible for release in stages at various times prior to September 17, 2008.

(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC, which is general partner of Alta California Partners II, L.P. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(4)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta California Management Partners II, LLC — New Pool, which is general partner of Alta California Partners II, L.P. — New Pool. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta California Partners II, L.P. — New Pool. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(5)	Jean Deleage, Guy Nohra, Garrett Gruener, Daniel Janney, and Alix Marduel are members of Alta Embarcadero Partners II, LLC. Messrs. Deleage, Nohra, Gruener, Janney, and Marduel share voting and investment power with respect to the shares held by Alta Embarcadero Partners II, LLC. Each of Messrs. Deleage, Nohra, Gruener, Janney, and Marduel disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein.

(6)	Robert Goodman, Robin S. Chandra, J. Edmund Colloton and David J. Cowan, a former director of Netli, are the managing members of Deer V & Co. LLC, which is the General Partner of Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Messrs. Goodman, Chandra, Colloton, and Cowan share voting and investment power with respect to the shares held by Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001(Q) LLC, and BVE 2001 LLC. Each of Messrs. Goodman, Chandra, Colloton, and Cowan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Scott Bonham, a former director of Netli, and Hany Nada are Managing Directors of Granite Global Ventures II LLC, which is the General Partner of GGV II Entrepreneurs Fund L.P. and of Granite Global Ventures II L.P. Messrs. Bonham and Nada share voting and investment power with respect to the shares held by GGV II Entrepreneurs Fund L.P. and by Granite Global Ventures II L.P.

(8)	Pete Sinclair, a former director of Netli, holds voting and investment power with respect to the shares held by LeapFrog Ventures, L.P.

(9)	Robert C. Bellas, Greg E. Blonder, James W. Broderick, Daniel F. Farrar, Andrew S. Lanza, Theodore A. Laufik, Paul H. Levine, Gary R. Little, a former director of Netli, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey, G. Gary Shaffer, Alfred J.V. Stanley and Peter G. Taft are members of Morgenthaler Management Partners VII, L.P., which is the managing general partner of Morgenthaler Partners VII L.P. Messrs. Bellas, Blonder, Roderick, Farrar, Lanza, Laufik, Levine, Little, Lutsi, Morgenthaler, Pavey, Shaffer, Stanley and Taft share voting and investment power with respect to the shares held by Morgenthaler Partners VII, L.P.

(10)	Anthony Askew is the Managing Director, Mark Armour the Chief Financial Officer, and Steve Cowden the General Counsel of Reed Elsevier Ventures, Ltd., which is the Managing General Partner of Reed Elsevier Ventures 2004 Partnership L.P., and Mr. Askew, Mr. Armour, and Mr. Cowden share voting and investment power with respect to the shares held by Reed Elsevier Ventures 2004 Partnership L.P.

(11)	Janine Roth is the trustee of the Janine Roth Trust.

(12)	Jay Jonekait, the former principal financial officer of Netli, is the trustee of the Jonekait Family Trust.

(13)	Eric Thoresen holds voting and investment power with respect to the shares held by Netsoft Associates.

(14)	J. Robert Forkish holds voting and investment power with respect to the shares held by The Forkish Family Revocable Trust.

(15)	Former principal financial officer of Netli.

(16)	John Malloy, John E. Gardner, W. Peter Buhl, a former director of Netli, Jonathan R. Ebinger and Tentti Oy, a Finnish corporation owned and controlled by Antti S. Kokkinen, manage NVP II, LLC, which is the general partner of Nokia Venture Partners II, L.P. and NVP II Affiliates Fund, L.P.

(17)	Employee or former employee of Netli and/or Akamai.

     Except as described in footnotes above, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.
     This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transactions involving our common stock.
     Information concerning the selling stockholders may change from time to time and any changed information will be set forth in a post-effective amendment or prospectus supplement if and when necessary.

PLAN OF DISTRIBUTION
     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Global Market;

•	privately negotiated transactions;

•	options transactions; and

•	any other legally available means.
     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.
     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Some of the underwriters or deemed underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for us in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.
     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) March 13, 2008. Notwithstanding the foregoing obligations, we may, under specified circumstances, suspend the effectiveness of the registration statement, or any amendments or supplement thereto.
LEGAL MATTERS
     The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.
     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.
(1)	Our Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	Our Current Reports on Form 8-K filed with the SEC on January 22, 2007, February 7, 2007 and March 19, 2007; and

(3)	The description of the securities contained in our registration statements on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
Akamai Technologies, Inc.
8 Cambridge Center
Cambridge, Massachusetts 02142
Attention: Investor Relations
Telephone: (617) 444-3000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Akamai (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$4,369

Legal fees and expenses	$25,000

Accounting fees and expenses	$1,500

Miscellaneous expenses	$10,000

Total expenses.	$40,869

Item 15. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Restated Certificate of Incorporation, as amended, which we refer to as the Restated Certificate of Incorporation.
     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Article SEVENTH of our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), provides that no director of Akamai shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
     Article EIGHTH of our Restated Certificate of Incorporation provides that a director or officer of Akamai: (a) shall be indemnified by Akamai against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of Akamai) brought against him by virtue of his position as a director or officer of Akamai if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Akamai, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by Akamai against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of Akamai brought against him by virtue of his position as a director or officer of Akamai if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Akamai, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to Akamai, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by Akamai against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.
     Indemnification is required to be made unless Akamai determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by Akamai that the director or officer did not meet the applicable standard of conduct required for indemnification, or if Akamai fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give Akamai notice of the action for which indemnity is sought and Akamai has the right to participate in such action or assume the defense thereof.
     Article EIGHTH of our Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, then Akamai must indemnify those persons to the fullest extent permitted by such law as so amended.
     We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.
Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1(1)	Restated Certificate of Incorporation of the Registrant, as amended.

4.2(2)	Amended and Restated By-laws of the Registrant, as amended.

4.3(3)	Rights Agreement, dated as of September 10, 2002, between Akamai and EquiServe Trust Company, N.A.

4.4(4)	Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant.

4.5(5)	Amendment No. 1, dated as of January 29, 2004, to the Rights Agreement, dated as of September 10, 2002, between Akamai and EquiServe Trust Company, N.A.

4.6	Agreement and Plan of Merger, dated as of February 2, 2007, among Akamai, Lode Star Acquisition Corp., Netli, Inc. and the Principal Stockholders and Non-competition Parties identified therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2000.

(2)	Incorporated by reference to the Registrant’s Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 20, 1999.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 11, 2002.

(4)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on February 2, 2004.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (iii)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (iv)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (v)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (vi)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on March 27, 2007.

Akamai Technologies, Inc.
By:	/s/ Melanie Haratunian
Melanie Haratunian
Vice President and General Counsel

SIGNATURES AND POWER OF ATTORNEY
     We, the undersigned officers and directors of Akamai Technologies, Inc., hereby severally constitute and appoint Paul Sagan, J. Donald Sherman and Melanie Haratunian, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Akamai Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Sagan Paul Sagan	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2007
/s/ J. Donald Sherman J. Donald Sherman	Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2007
/s/ George H. Conrades George H. Conrades	Director	March 27, 2007
/s/ Martin M. Coyne II Martin M. Coyne II	Director	March 27, 2007
/s/ Ronald L. Graham Ronald L. Graham	Director	March 27, 2007
/s/ Peter J. Kight Peter J. Kight	Director	March 27, 2007
/s/ F. Thomson Leighton F. Thomson Leighton	Director	March 27, 2007
/s/ Geoffrey A. Moore Geoffrey A. Moore	Director	March 27, 2007
/s/ Frederic V. Salerno Frederic V. Salerno	Director	March 27, 2007
/s/ Naomi O. Seligman Naomi O. Seligman	Director	March 27, 2007

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1(1)	Restated Certificate of Incorporation of the Registrant, as amended.

4.2(2)	Amended and Restated By-laws of the Registrant, as amended.

4.3(3)	Rights Agreement, dated as of September 10, 2002, between Akamai and EquiServe Trust Company, N.A.

4.4(4)	Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant.

4.5(5)	Amendment No. 1, dated as of January 29, 2004, to the Rights Agreement, dated as of September 10, 2002, between Akamai and EquiServe Trust Company, N.A.

4.6	Agreement and Plan of Merger, dated as of February 2, 2007, among Akamai, Lode Star Acquisition Corp., Netli, Inc. and the Principal Stockholders and Non-competition Parties identified therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See page II-6 of this Registration Statement).

(1)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2000.

(2)	Incorporated by reference to the Registrant’s Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 20, 1999.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 11, 2002.

(4)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2002.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on February 2, 2004.